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                                                                    EXHIBIT 12.1

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/
                 DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY
                         EARNINGS BEFORE FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                    FOR THE
                                                   SIX MONTHS
                                                 ENDED JUNE 30,    FOR THE YEARS ENDED DECEMBER 31,
                                                 --------------   -----------------------------------
                                                      2000        1999   1998    1997    1996    1995
                                                 --------------   ----   -----   ----   ------   ----
Earnings before fixed charges:
  Income (loss) from continuing operations
     before income taxes.......................       $389        $510   $(679)  $204   $  563   $348
  Interest and debt expense....................         86         268     426    433      462    484
  Interest portion of rental expense...........          8          15      16     16       14     14
                                                      ----        ----   -----   ----   ------   ----
Earnings before fixed charges..................       $483        $793   $(237)  $653   $1,039   $846
                                                      ====        ====   =====   ====   ======   ====
Fixed charges:
  Interest and debt expense....................       $ 86        $268   $ 426   $433   $  462   $484
  Interest portion of rental expense...........          8          15      16     16       14     14
                                                      ----        ----   -----   ----   ------   ----
          Total fixed charges..................       $ 94        $283   $ 442   $449   $  476   $498
                                                      ====        ====   =====   ====   ======   ====
Ratio of earnings to fixed charges.............        5.1         2.8      --    1.5      2.2    1.7
                                                      ====        ====   =====   ====   ======   ====
Deficiency in the coverage of fixed charges by
  earnings before fixed charges................         --          --   $(679)    --       --     --
                                                      ====        ====   =====   ====   ======   ====
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